Exhibit 10.21
SECOND AMENDED AND RESTATED EDUCATIONAL PRODUCTS AND,
ADMINISTRATIVE, AND TECHNOLOGY SERVICES AGREEMENT
Between the
Ohio Virtual Academy
and K12 Ohio L.L.C.
     This Second Amended and Restated Education, Administrative, and Technology Services Agreement (the “Agreement”) is made and entered into as of the 19th day of April, 2007, supersedes the Amended and Restated Education, Administrative, and Technology Services Agreement entered December 20, 2007, and becomes effective July 1, 2007, by and between K12 Ohio L.L.C., a Delaware limited liability company (“K12”), and the Ohio Virtual Academy (“OHVA,” or the “Academy”), a community school established under charter granted pursuant to the Ohio Community School Act.
RECITALS
     A. The Academy entered into a charter contract (the “Charter”) with the Ohio Council of Community Schools (the “Sponsor”) allowing it to operate a program for students in kindergarten through high school graduation.
     B. The Academy is an Ohio non-profit corporation organized under Chapter 1702 of the Ohio Revised Code (the “Code”) and will operate as a community school pursuant to Chapter 3314 of the Code; the governing authority of the Academy (the “Governing Authority”) may carry out any act and ensure the performance of any function that is in compliance with the Ohio Constitution, the Code, federal law and other statutes applicable to community schools (“Applicable Law”) and the Charter.
     C. K12 Ohio L.L.C. was established, among other things, for the following purposes:
•	promoting and encouraging new methods of effective education;

•	implementing innovative and effective instructional systems in elementary and secondary education.
     D. Charter schools are intended by Ohio law to create “potential desirable effects, including providing parents a choice of academic environments for their children and providing the education community with the opportunity to establish limited experimental educational programs in a deregulated setting.”
     E. The Academy and K12 seek to create an enduring educational relationship whereby the Academy will govern and oversee and K12 will manage and operate a virtual charter school called the Ohio Virtual Academy, as permitted by Applicable Law and the Charter.

     F. This Agreement treats solely the provision of a curriculum and certain management services to the Academy and does not describe any other agreement between the parties.
     THEREFORE, the parties mutually agree as follows:
ARTICLE I
STATUS AND NATURE OF PROGRAM TO BE OFFERED
     1.01 General. For and during the term of this Agreement, upon approval of the Governing Authority, K12 shall support and assist the Academy consistent with its mission, vision, and educational philosophy, as well as Applicable Law, the Charter and this Agreement. The Academy’s Governing Authority, as well as its faculty and staff, shall actively support and assist K12, so that together they may strive to achieve academic excellence and fulfill the mission and vision of the Ohio Virtual Academy.
     1.02 Relation of K12 to OHVA. K12 shall operate as an independent contractor to the Academy and shall be responsible for delivering the services required by this Agreement. Nothing in this Agreement shall be construed to create a partnership or joint venture between the parties. It is understood by the parties that K12 engages in other activities with other parties, separate from this Agreement.
ARTICLE II
EDUCATIONAL PRODUCTS AND ADMINISTRATIVE,
AND TECHNOLOGY SERVICES
     2.01 Educational Products.
     (a) K12 recognizes its obligation to comply with all federal and state statutes regarding curriculum and assessment and all other matters covered herein, and to conform its performance under this Agreement with the terms of the Charter regarding curriculum, assessment, and other matters therein, except to the extent expressly waived by the Ohio State Board of Education in accordance with law.
     (b) During the Term (as defined in Article III below), K12 will (except as otherwise specified below) provide or cause to be provided to the Academy the following educational products (the “Educational Products”) at the prices set forth in Section 5.01(d) of this Agreement:
     (i) Curriculum. As set forth in greater detail in Exhibit 1: (a) the K12® Curriculum (a/k/a Online School or OLS) in all subjects and grades K12 generally offers to its customers; (b) third-party curriculum for all other subjects required by Applicable Law; and (c) additional curriculum and supplementary curriculum, or educational programs (e.g. hybrid programs in which students receive instruction through classroom attendance and web access, and other tools K12 recommends to achieve the goals of the Educational Program (as defined in 2.01(c) below)). Additional and supplementary curriculum will be provided when the Academy has funds in excess of the Reserve Fund and there are no outstanding Reserve Credits (as defined in Section 2.07 below), sufficient to purchase the additional and supplementary curriculum or the Academy has received prior agreement from K12 to do so;
     (ii) Instructional Tools. Such instructional tools, equipment, and supplies including textbooks, computers, computer peripherals, printers, software, and multi-media teaching tools as K12 determines to be necessary in its reasonable discretion, with advice and input from the Governing Authority; and
     (iii) Additional Educational Products. Any other services (a) described in the Addendum to this Agreement or (b) necessary or expedient for the provision of teaching and learning for students enrolled in the Academy, as agreed to from time to time between the parties.
     (c) The Educational Products will be provided in accordance with the educational goals, curriculum, methods of pupil assessment, admissions policy, student recruitment policy, school calendar, school day schedule, and age and grade range of pupils to be enrolled at OHVA (the “Educational Program”) and consistently with the Charter. The Educational Program has been reviewed and approved by the Governing Authority. The Educational Program complies with and the parties will ensure that it will continue to comply with the Charter and Applicable Law.
     (d) Subject to this Agreement, the Charter, and Applicable Law, K12 may by agreement with the Academy modify the Educational Program; it being understood that an essential principle of this Educational Program is its flexibility and adaptability to meet the unique learning needs of each student, and that the Academy and K12 are focused on academic results, not micromanaging processes.
     2.02 Administrative Services.
     (a) During the Term (as defined in Article III below), K12 will provide or cause to be provided to the Academy the following administrative services (the “Administrative Services”) using the proceeds set forth in Section 5.01(e) of this Agreement:
     (i) Personnel Management. Management of all personnel providing Educational Products, Administrative Services, and Technology Services;
     (ii) Facility Management. Management of the administrative facility (the “Facility”) of the Academy to the extent consistent with any and all leases or other documents pertaining to the Facility;

     (iii) Business Administration. Administration of all business aspects and day-to-day management of the Academy. These services shall include:
     (A) Consulting and liaison services with the Sponsor, the Ohio Department of Education, and other governmental offices and agencies;
     (B) Advisory services regarding special education programs, processes, related services and reimbursements;
     (C) Drafting and maintenance of forms, operations manuals, handbooks, guides, and policies and procedures, as necessary;
     (D) Consultation, monitoring, and oversight of Education Management Information System (EMIS) and other state reporting systems;
     (E) Assistance to the Academy in applying for grants; and
     (F) Other reasonable administrative and consulting services as requested and mutually agreed upon by K12 and the Governing Authority;
     (iv) Budgeting and Financial Reporting.
     (A) Annual balanced budgets (“Budgets”) will be proposed by K12 early during the fourth quarter of the school year. The Governing Authority shall not unreasonably withhold approval of such budget. Approval of the annual balanced budget must occur no later then June 30th, for the succeeding school year. The proposed annual budget will include, but not be limited to, projected revenues and expenditures, relating to the administration and operation of the Academy.
     (B) Detailed statements of all revenues received, by source, with respect to the Academy and detailed statements of all direct and indirect expenditures for services rendered to or on behalf of OHVA, at a minimum, on a quarterly basis.
     (C) Reports on the finances of the Academy upon the request of the Governing Authority, or as required by the Charter, and Applicable Law, including a monthly report on expenditures as required in the Code of Regulations of the Academy.
     (D) Other information on a periodic basis as reasonably necessary and appropriate to enable the Governing Authority to monitor the performance of the Academy under this and related agreements, including the effectiveness and efficiency of its operation.
     (v) Maintenance of Financial and Student Records.

     (A) K12 will maintain accurate financial records pertaining to its operation of OHVA and retain all such records for a period of seven (7) years (or longer if required by Applicable Law) from the close of the fiscal year to which such books, accounts, and records relate.
     (B) K12 will maintain accurate student records pertaining to students enrolled at OHVA, as is required and in the manner provided by the Charter and Applicable Law, and retain such records permanently at the OHVA site, on behalf of the Academy, until this Agreement or its successor (if any) is terminated, at which time such records will be retained by and become the sole responsibility of the Academy. K12 and OHVA will maintain the proper confidentiality of personnel, students, and other records as required by law and the Charter.
     (vi) Pupil Recruitment. K12 shall be responsible for the recruitment of students subject to the Charter and the Academy’s recruitment and admissions policies, including the cost of information sessions, open houses, expos and other pupil recruiting events;
     (vii) Admissions. Implementation of the Academy’s admissions policy, including management of the application and enrollment process, in compliance with all nondiscrimination and other legal requirements and terms of the Charter;
     (viii) Student Discipline. Provision of necessary information to and cooperation with the Academy in handling all student disciplinary matters as required by law, Sponsor policy, and Academy policy;
     (ix) Annual Reports. K12 and the Academy will provide to the Sponsor on an annual basis a report detailing (a) the Academy’s students’ academic performance, and (b) performance of the Educational Products, Administrative Services, and Technology Services;
     (x) Rules and Procedures. K12 will assist the Academy in complying with all applicable Sponsor policies as reasonably interpreted by the Academy or the Sponsor to apply to OHVA. K12 will enforce the rules, regulations, and procedures adopted for OHVA in a manner that does not conflict with this Agreement, the Charter, or Applicable Law. ;
     (xi) Public Relations. Any and all public relations with the community and the media;
     (xii) Subcontracting. K12 reserves the right to subcontract any and all aspects of the services it provides to the Academy. K12 shall provide names and information regarding particular subcontractors to the Governing Authority upon request;

     (xiii) Nondiscrimination Requirements. Compliance with all general and specific nondiscrimination requirements imposed by federal, state, or local law or Sponsor or Academy policy; and
     (xiv) Additional Administrative Services. Any other services (A) described in the Addendum to this Agreement, or (B) reasonably necessary or expedient for the effective administration of the Academy as mutually agreed upon in writing by K12 and the Academy.
     (b) The Administrative Services will be provided in accordance with the Educational Program and the Agreement.
     (c) Subject to this Agreement, the Charter, and Applicable Law, K12 may modify details of the methods, means, and manner by which such Administrative Services are provided at any time, provided such modification does not amount to a material change in any term of this Agreement.
     (d) The Governing Authority shall work and cooperate with K12 to develop policies and procedures, rules and regulations, and programs and budgets, which K12 shall follow and implement.
     2.03 Technology Services. During the Term (as defined in Article III below), K12 will provide or cause to be provided to the Academy the following technology services (the “Technology Services”) using the proceeds set forth in Section 5.01(f) of this Agreement:
     (a) 24-7 monitoring of production services, i.e., SAMS, OLS and VHS;
     (b) Monitor and analyze data, to fix production issues as they may arise;
     (c) . Generate reports on pupil academic performance, attendance and progress;
     (d) Seek and secure competitive pricing and centralized purchase discounts for computers, monitors, printers, software and other peripherals for the Academy;
     (e) Train school staff, and parents and students, as deemed appropriate and necessary, on technology systems;
     (f) Develop, design, publish, and maintain the Academy’s interactive web site;
     (g) Maintain the Academy’s computer and telephone network;
     (h) Generate reports e.g., omnibus report, demographic reports, etc.;

     (i) Develop community tools on the OHVA web site and K12 platform (including password protected threaded discussion and message boards, moderation functionality, directories, etc.);
     (j) Determine hardware configurations (including software and operating systems) for the school’s technology needs;
     (k) Provide onsite and telephone support for the OHVA administration in troubleshooting system errors, and telephone support for students;
     (1) Propose for Governing Authority adoption policies and procedures regarding the responsible use of computer equipment and other school property; and
     (m) Other technology support services (a) described in the Addendum to this Agreement or (b) requested and mutually agreed upon by the Governing Authority and K12.
     2.04 Accountable to Governing Authority. K12 will be responsible and accountable to the Governing Authority for the provision of the Educational Products, Administrative Services, and Technology Services in accordance with this Agreement.
     2.05 Place of Performance, Provision of Offices. K12 will maintain and keep the records and books of the Academy at the Facility. K12 may maintain electronic or paper copies of records and provide other services elsewhere, unless prohibited by the Charter, and Applicable Law. K12 recognizes and agrees that, for purposes of the Family Educational Rights and Privacy Act, the Individuals with Disabilities Education Act, the Ohio Open Meetings Act, and the Ohio Public Records Act, administrative officials of both the Academy and the Sponsor are school officials with legitimate educational interests for purposes of disclosure of student records maintained by K12 as to Academy students.
     2.06 Academy Expenses. The Academy will be responsible for paying and discharging, at its sole cost and expense, all debts, liabilities, and obligations incurred by the Governing Authority by or on behalf of the Academy except as specifically provided and paid for by K12 in accordance with this Agreement (collectively, “Academy Expenses”). Academy Expenses shall include, but are not limited to the following:
a)	fees payable to the Sponsor;

b)	legal fees for representation of the Academy and/or the Governing Authority;

c)	directors’ and officers’ liability insurance;

d)	directors’ and officers’ reimbursable expenses;

e)	general accounting, audit, and/or tax preparation fees for the Academy;

f)	taxes, if any;

g)	other fees and/or expenses involved in oversight of the Academy or K12 under this Agreement. The Academy agrees that K12 will not be obligated to advance funds under Section 2.07 for any oversight expenses, including the employment of program or financial oversight personnel or services, that exceed $25,000 per fiscal year;
h)	Facility expenses (e.g., rent, maintenance, etc.);

i)	ongoing professional development and training expenses, including travel reimbursements for employees of the Academy;

j)	administrators’ office, and travel within Ohio;

k)	administrator’s travel outside of Ohio as agreed to within the Academy budget or with prior approval by the Governing Authority;

1)	teacher salaries, benefits, travel, phone, conferences, supplies, materials, printing/copying and other expenses necessary to fulfill the teacher’s duties;

m)	student support staff (as defined in Section 6.06(b)) salaries, benefits, travel, phone, conferences, supplies, materials, printing/copying and other expenses necessary to fulfill the teacher’s duties;

n)	fees payable to K12 for Educational Products, and Administrative and Technology Services;

o)	Internet service provider reimbursement for students and teachers;

p)	the fair market value of non-consumable materials and computers not returned by students and not paid by available insurance;

q)	cost of proctored examinations, including all costs related to the delivery of such examinations;

r)	school sponsored outings and events for existing students and / or families (but not including K12 sponsored retention programs);

s)	special education services (except as provided by K12 in Section 6.03 of this Agreement);

t)	Academy liability insurance;

u)	annual report expenses; and

v)	all other discretionary expenses approved by the Governing Authority from time to time; provided, however, that the Governing Authority shall not incur or approve any expense that would cause the Academy to operate in a deficit, without prior approval from K12.
     2.07 Academy Loans. During the term of this Agreement, K12 may at its sole discretion pay on the Academy’s behalf, which payments will then become a loan from K12 to the Academy evidenced by loan documents containing terms mutually agreed upon by K12 and the Governing Authority, any properly incurred Academy Expenses under the following terms and conditions: (a) the Academy is unable to pay said Academy Expense without incurring a deficit, (b) the Governing Authority has duly authorized and approved said expense, (c) the expense is submitted in writing to K12, and (d) the maturity date of the loan shall be not later than the end of the current Academy fiscal year and the interest rate of the loan shall not exceed the prime rate as announced from time to time by K12’s financial institution plus 2%.
     2.08 Balanced Budget and Guaranteed Reserve Fund.

a)	Annual Balanced Budget. K12 agrees that it will present the Governing Authority with an annual balanced budget in each fiscal year of the Term pursuant to Section 2.02(a)(iv). This budget will be balanced through a combination of increased funding, reduced Academy Expenses, reduced K12 service fees and/or estimated credits to K12 service fees set forth in Section 5.01 subdivisions (e) and (f) (“Service Credits”). In the event, OHVA does not agree with K12’s proposed balanced budget, the parties agree to work together in a good faith, cooperative manner to resolve any disagreements. During that process, OHVA, in consultation with K12, will have discretion over reductions in Academy Expenses, and K12, in consultation with OHVA, will have discretion over reductions in its service fees and/or the issuance of Service Credits.

b)	Reserve Fund. The parties agree that the Academy will maintain a $250,000 reserve (“Reserve Fund”) during the Term. The Reserve Fund is defined as Academy Total Net Assets, at fiscal year end, excluding Net Capital Assets, as those terms are used in the Academy’s audited financial statements.

c)	Fiscal Year Service Credits. At the end of the fiscal year, if necessary based on the Academy’s audited financial statements, K12 will issue Service Credits in an amount sufficient to balance the Academy’s budget and satisfy the Reserve Fund. Except as otherwise stated in Section 2.08(d), the Academy has no obligation to repay the Service Credits.

d)	Repayment of Service Credits. At the end of each fiscal year, if the Academy has surplus funds that exceed the Reserve Fund, as evidenced by the Academy’s audited financial statement for such fiscal year, the Academy will repay the Service Credits of the prior fiscal year, provided the basic state education funding per pupil did not exceed $6000. In the event the basic state education funding per pupil exceeds $6,000 in the fiscal year in which a surplus is experienced, the Academy will retain twenty five percent (25%) of the surplus and the remaining seventy five percent (75%) will be applied to repayment of Service Credits issued the prior fiscal year. In no event will any payment exceed the sum of Service Credits issued the prior fiscal year.

e)	In the event the Academy ceases operations or wrongfully terminates this Agreement, and the Academy has Net Assets (excluding Net Capital Assets), as evidenced by the Academy’s audited financial statement for such fiscal year, the Academy will pay K12 the balance of all Service Credits previously issued by K12. If this Agreement expires and the Academy does not enter into a renewal Agreement with K12 or if K12 rightfully terminates this Agreement as permitted under Sections 7.01(a), (d) or (e) then the Academy will reimburse K12 in an amount equal to all “Service Credits” previously issued by K12 as long as the Net Assets (excluding Net Capital Assets) of the Academy do not fall below $100,000.

2.09 Reasonable Discretion. It is understood by both parties that the services provided by K12 under this Agreement will be provided to the extent deemed necessary and appropriate by K12 in its professional judgment and discretion to satisfy the requirements of Applicable Law, the Charter and the Sponsor’s and the Academy’s policies.
ARTICLE III
TERM
     3.01 Term. Subject to Article VII and Section 3.02 below, this Agreement will become effective as of July 1, 2007 and end on June 30, 2017 (the “Termination Date”).
     3.02 Renewal. This Agreement will automatically renew for an additional, successive two-year term unless one party notifies the other party at least twelve (12) months prior to the expiration of the then-current term of its intention not to renew this Agreement.
     3.03 Five-year Evaluation. At the end of the 2011 fiscal year, the parties agree to review this Agreement in light of changed circumstances, if any, and if the parties deem it necessary, will begin good faith negotiations to amend the Agreement in light of those changed circumstances. Failure to agree to an amendment will not be grounds for termination.
ARTICLE IV
RELATIONSHIP OF THE PARTIES
     4.01 Status of the Parties. K12 is not a division or any part of the Academy. The Academy is a body corporate authorized under the Code and is neither a division nor a part of K12. The relationship between the parties was developed and entered into through arms-length negotiations and is based solely on the terms of this Agreement and those of any other agreements that may exist from time to time between the parties. Nothing herein will be construed to create a partnership or joint venture by or between the Academy and K12 or to make one the agent of another (except to the extent otherwise specifically provided by this Agreement). The Academy shall in no case represent to third parties, and shall whenever needed disclaim to such parties, any ability to bind K12 to any duty imposed by contract, other than this Agreement. All personnel performing educational or administrative services for K12 shall comply with all applicable licensure or other requirements of the Code and any regulations promulgated there under, and shall be entitled to all perquisites provided thereby, except as otherwise provided in this Agreement, or in the Charter.
     4.02 No Related Parties or Common Control. K12 will not have any role or relationship with the Academy that, in effect, substantially limits the Academy’s ability to exercise its rights, including cancellation rights, under this Agreement. None of the voting power of the Governing Authority will be vested in K12 or its directors, trustees, members, managers, officers, shareholders, or employees, and none of the voting power of the Board of Directors or Shareholders of K12 will be vested in the Academy or its directors, trustees, members, managers, officers, shareholders (if any), or employees. Furthermore, the Academy and K12 will not be members of the same control group, as defined in Section 1.150(f) of the regulations under the Internal Revenue Code of 1986 as amended (or its successor), or related persons, as defined in Section 144(a)(3) of the Internal Revenue Code of 1986 as amended (or its successor). Nothing in this section shall prevent parents of students enrolled in OHVA from being eligible for consideration for appointment to the Governing Authority in accordance with existing regulations. In addition, the Academy agrees to take such action as is necessary to permit employees or agents of K12 to have a nonvoting presence at Governing Authority meetings, consistent with Applicable Law, for the term of this Agreement.
     4.03 Other Schools. The parties acknowledge that this arrangement is not exclusive and that K12 will have the right to render similar services to other persons or entities including other public or private schools or institutions within and outside of the State of Ohio (“Other Schools”). K12 will maintain separate accounts for reimbursable expenses incurred on behalf of the Academy and Other Schools, if any. All grants or donations received by the Academy, or by K12 for the specific benefit of the Academy, will be maintained in separate accounts and used solely for the Academy.
ARTICLE V
PAYMENTS
     5.01 Definitions and Payments.
     (a) “Qualified Gross Revenues” shall mean revenues and income received by the Academy from the following sources: Basic State Foundation Funding, Basic State Foundation Kindergarten Funding and Special Education Funding, DPIA Class-Size Funding, DPIA Safety Funding, EMIS and SchoolNet Funding, Title I, Title IIA, Title IID, Title IV, Title V, IDEA and ECSE-IDEA and other federal funding, Latchkey Fees and other income or revenue sources provided by law and obtained by the Academy which are not specifically excluded herein.
     (b) “Contributions and Grants” shall mean all contributions and grants received by the Academy, which are to assist in the improvement of facilities, the implementation of the Educational Program, and/or day-to-day Academy operations.
     (c) “Other Funds” shall mean all other funds paid to, earned by, or donated to the Academy other than Qualified Gross Revenues and Contributions and Grants.
     (d) In consideration of K12’s provision of the Educational Products, the Academy will pay K12 for the Educational Products at K12’s Managed Virtual School

rates. K12 modifies its Managed Virtual School rates, from time to time, but no more frequently than once during a fiscal year.
     (e) In order that K12 can make provision for the Administrative Services, the Academy shall pay to K12 twelve percent (12%) of the Academy’s Qualified Gross Revenues and Contributions and Grants as an Administrative Service fee (“Administrative Service Fee”). For a list of services provided by K12 that are to be covered by this fee, see Section 2.02 of this Agreement as well as the Addendum to this Agreement. Said Administrative Service Fee is exclusive of other fees/expenses associated with producing the services under this Agreement.
     (f) In order that K12 can make provision for the Technology Services, the Academy shall pay to K12 seven (7%) of the Academy’s Qualified Gross Revenues and Contributions and Grants as a Technology Services fee (“Technology Services Fee”). For a list of services provided by K12 that are to be covered by this fee, see Section 2.03 of this Agreement as well as the Addendum to this Agreement. Said Technology Service Fee is exclusive of other fees/expenses associated with producing the services under this Agreement
     (g) In the event the Academy has a surplus that exceeds the Reserve Fund (defined in Section 2.08) after all Service Credits have been paid pursuant to Section 2.08(d), the Academy will pay to K12, in addition to the amount specified for the Administrative Service Fee and the Technology Service Fee as defined in Section 5.01(e) and (f), the following: in any year of this Agreement, an additional one-half percent (.5%) for the Administrative Service Fee and an additional one-half percent (.5%) for the Technology Service Fee. The Academy will only be required to pay these additional fees to the extent that the Academy is able to maintain its Reserve Fund, and, in the event the basic state education funding per pupil exceeds six thousand ($6,000) in the fiscal year, maintain 25% of the surplus for that fiscal year.
     (h) The Academy shall remit payments under Section 5.01 (d) within forty-five (45) days of the invoice date.
     (i) The Academy shall remit payments required under Sections 5.01(e) and (f) monthly within forty-five (45) days of the invoice date. Monthly invoicing will be 1/12th of the estimated Qualified Gross Revenues and Contributions and Grants to be earned by the Academy during the fiscal year. At the conclusion of each fiscal year, the parties will make year-end adjustments as described in Section 5.02(b). These payment terms do not alter the fact that the Administrative and Technology Services Fees are earned by K12 when services are provided.
     (j) Except as otherwise set forth in this Agreement, K12 assumes the risk that its fees will not allow it to operate profitably nor to fully cover the costs of business during any given period.

     (k) The parties hereto acknowledge and agree that the amounts allocated above in this Section 5.01 are reasonable, necessary, and fair market value compensation for services rendered.
     5.02 Time and Priority of Payments.
     (a) The Academy will satisfy its payment obligations under this Article to K12 by paying the oldest amounts due first.
     (b) Year-End Adjustments. Within thirty (30) days after completion of the Academy’s audited financial statements for each fiscal year, K12 will prepare and submit to the Governing Authority a statement of the total amounts of the Administrative Services Fees and Technology Services Fees payable with respect to such fiscal year, including the calculation of such amounts (which calculations will be based upon the Academy’s audited financial statements for such fiscal year). If the total amount of the Administrative Services Fees or the Technology Services Fees calculated in accordance with the foregoing sentence exceeds the total amount invoiced by K12 pursuant to Section 5.01(h), then the excess amount will be payable to K12; if such total amount is less than the total amount invoiced by K12 pursuant to Section 5.01(h), then the shortfall amount will be payable to the Academy. Payment of any excess Administrative Services Fees or excess Technology Fees payable to K12 will be due thirty (30) days after the submission of the statement thereof. Reimbursement to the Academy of any overpayment of Administrative Services Fees or Technology Services Fees will be due thirty (30) days after the submission of the statement thereof, provided, that K12 may elect in its sole discretion to set-off the amount of any such overpayment against any outstanding obligations of the Academy to K12 or any Affiliate of K12.
     (c) Any payment required under this Article V that is not paid when due will be subject to interest on the amount in arrears calculated at the prime rate of interest announced by Bank of America as its prime rate plus 2%. Notwithstanding anything to the contrary contained in this Section 5.02(c), no interest or no late fee shall be required if untimely payment is a direct result of an act or omission by K12. If K12 claims that interest is due, then K12 must specifically bring this to the attention of the Governing Authority within 5 days after such claim is made, and provide an explanation as to why such invoice was not paid timely.
     5.03 Other Revenue Sources.
     (a) Subject to Section 5.01(a) of this Agreement, the Academy and K12 may, together or independently, solicit and receive grants and donations from public and private sources consistent with the mission and Charter of the Academy, in the name of either K12 or the Academy; provided, however, that any solicitation of such grants by K12 shall be subject to the prior approval of the Academy.

     (b) Nothing in this Section 5.03 will be construed to prohibit K12 from soliciting funds or grants solely for its own general corporate purposes and using such funds or grants solely for such purposes.
ARTICLE VI
PERSONNEL AND TRAINING
     6.01 Personnel Responsibility.
     (a) Subject to Sections 2.01 and 2.02 above, the Charter, and Applicable Law, K12 will have the responsibility and authority, subject to consultation with the Governing Authority, to determine staffing levels, and to select, evaluate, assign, discipline, supervise, manage, dismiss, and transfer personnel necessary to carry out the Educational Products, the Administrative Services, the Technology Services, and all other programs and services provided under this Agreement. The responsibilities and performance of K12 employees will be consistent with those outlined in the Academy’s Charter. If the Governing Authority has a problem or concern about the job performance of a K12 employee or the services provided by K12 under this Agreement, the Governing Authority will discuss the matter with the Head of School (“HOS”) who will in turn notify K12 School Management to discuss next steps. In the event the Governing Authority has a concern or is not satisfied with the HOS’s the job performance, the Governing Authority will provide K12 official notice pursuant to Section 12.06, and set forth the specific issues and requested action with supporting documentation.
     (b) K12 shall determine, in the exercise of its discretion in providing the Academy’s Administrative and Technology Services as defined in Sections 2.02 and 2.03 above, and in accordance with Applicable Law, whether the personnel who perform services at the Academy shall be employees of K12. The parties anticipate, subject to Applicable Law, that the Head of School (as defined in Section 6.02 below), administrators, and support staff provided by K12 pursuant to this Agreement will be employees of K12. K12 reserves the right to revisit such determination from time to time through discussion with the Governing Authority. If K12 determines to cause the Academy to employ such persons, then K12 shall reimburse the Academy for all costs associated with such persons’ employment. K12 will be responsible for conducting criminal background checks on its employees to the extent required under the Code, the Charter and Applicable Law. Upon request by the Academy or Sponsor, K12 will provide the Academy or Sponsor documentary evidence of such background checks or evidence of application therefore.
     6.02 Head of School. Subject to Section 6.01(b) of this Agreement, K12 will determine the employment terms for the position of Head of School. K12 will have the authority, consistent with the Charter, and Applicable Law, to select and supervise the Head of School and to hold him or her accountable for the success of the Academy. Decisions regarding the selection and dismissal of the Head of School shall be made by K12, subject to consultation with the Governing Authority. Decisions regarding dismissal or reassignment will be solely that of K12. The Head of School shall also be accountable to the Governing Authority for his or her performance in serving as the chief administrative officer of the Academy.
     6.03 Director of Special Education. Subject to Section 6.01(b) of this Agreement, K12 will determine the employment terms for the position of Director of Special Education, subject to Applicable Law. K12 will have the authority, consistent with Applicable Law, to select and supervise the Director of Special Education and to hold him or her accountable for the success of the Academy’s special education program.
     6.04 Business Manager. Subject to Section 6.01(b) of this Agreement, K12 will determine the employment terms for the position of Business Manager, subject to Applicable Law. K12 will have the authority, consistent with Applicable Law, to select and supervise the Business Manager and to hold him or her accountable for the success of the Academy’s finances.
     6.05 Teachers. K12 will recruit and oversee such teachers to assist in the provision of the Educational Products. Unless otherwise determined by K12 and the Governing Authority jointly in writing, teachers will be employed by the Academy, and the Academy will be responsible for all costs associated with the employment of such teachers. K12 shall determine the number and assignments of such teachers. K12 shall determine, in the exercise of its discretion in providing the Academy’s Educational Products as defined above, and in accordance with Applicable Law, an appropriate ratio of teachers to pupils for the Academy, subject to the requirement that the overall student to full-time equivalent teacher ratio (a full-time equivalent teacher is defined as regular education and special education teachers) shall be no less than 47 to one (47 to 1) and no more than fifty to one (50 to 1), and that the actual ratio will be reviewed and determined by the Governing Authority on an annual basis. Such teachers may work on a full- or part-time basis. Each teacher assigned to OHVA will be qualified in his or her grade levels and subjects, hold a valid teaching certificate issued by the Ohio Department of Education under the Code to the extent required under Applicable Law, and have applied for or undergone a criminal background check and unprofessional conduct check to the extent required under Applicable Law. K12 will provide the Academy and the Sponsor with documentary evidence of its compliance with this Section 6.05. The Governing Authority is empowered to hear appeals to disciplinary measures including termination imposed by OHVA administration on teachers, and the Governing Authority is also empowered to formulate and implement binding decisions on such disciplinary matters when it comes to teachers employed by the Governing Authority. In the event that K12 and the Governing Authority jointly determine in writing that K12 will employ the teachers directly, then K12 and the Governing Authority will jointly be empowered to formulate and implement binding decisions on such disciplinary matters pertaining to said teachers. Nothing in this Section 6.05 will be construed to prohibit the use of lead teachers as that position is now defined or may later be defined with the agreement of OHVA.

          6.06 Additional Staff.
     a. Administrative Staff. K12 will employ and determine the employment terms for additional administrative staff as K12, in consultation with the Academy, shall determine to be required to support the Educational Products, and to provide the Administrative and Technology Services (which may include Principals, Assistant Principals/Assistant Heads of School, Administrative Assistants, Registrar, Operations Manager, Project Managers, Financial Analyst, Student Notification Coordinator, Receptionist, Marketing Personnel, and Accounts Payable). Such administrative staff may work at the OHVA on a full- or part-time basis. K12 will have the sole authority to select, assign, supervise, evaluate discipline and dismiss the administrative staff.
     b. Support Staff. The Governing Authority in consultation with K12, may retain any personnel, over whom they are solely responsible. The Governing Authority may employ Support Staff and will be responsible for all costs associated with the employment of such staff (including, without limitation, salaries, benefits, travel and other Charter School related expenses). Support Staff is defined as any position that provides direct services to teachers, students and parents (which may include Special Education Coordinators, Truancy Officer, School Nurse, Guidance Counselor, School Psychologist, Instructional Coordinators and Related Services Coordinator (Special Education)). From time to time, K12 will recommend to the Governing Authority the addition or elimination of specific Support Staff positions for action by the Governing Authority. Support Staff positions will be the sole responsibility of the Governing Authority. K12, at the direction of the Governing Authority will recruit, set the terms of employment, hire, supervise, discipline and terminate Support Staff consistent with the approved budget. However, the positions of high school guidance counselor, attendance/truancy officer, and special programs coordinator which currently exist at OHVA and are filled by employees of K12, will remain the responsibility of K12 during the term of this Agreement, provided that any additional Guidance Counselors, Attendance/Truancy officers and special program coordinators may be employed by the Governing Authority.
     6.07 Training. The Academy will be responsible for ensuring that all teachers, administrative staff and support staff have all the in-service training required by Applicable Law. K12 will provide training in K12’s instructional methods, curriculum, educational program, and support technology to the Academy’s teachers on a regular basis. K12 will also provide teachers and other Academy personnel with such training, including in-service training, as K12 determines to be reasonable and necessary under the circumstances and as required by Applicable Law.

ARTICLE VII
TERMINATION OF AGREEMENT
     7.01 Events of Termination
     (a) Termination Rights of Both Parties. Either party may terminate this Agreement in the event that the other party fails to remedy a material breach or to fulfill any material condition, term, provision, representation, warranty, covenant, or obligation contained in this Agreement within ninety (90) days after written notice (unless a shorter notice period is specified herein) by the non-breaching party of such breach or non-fulfillment provided, however, that if the breach or non-fulfillment is not reasonably capable of being cured, no such notice and opportunity to cure shall be required.
Such termination shall be effective, immediately upon written notice by the terminating party to the other party, unless immediate termination would place the health, welfare, or safety of students at risk.
     (b) Reduction in Funding. In the event a material reduction occurs in annual funding below the amount for the prior fiscal year, K12 may terminate this Agreement effective (i) immediately upon written notice, if notice or publication of such reduction is given prior to the commencement of the school year to which such reduction is applicable, provided K12’s written notice is provided to the other party within sixty (60) days of the notice or publication of such reduction or (ii) sixty (60) days following written notice by K12, if notice or publication of such reduction is given during the school year to which such reduction is applicable.
     (c) Termination Upon Loss of Charter. This Agreement will terminate immediately in the event the Academy no longer has a Sponsor as required by Applicable Law.
(d) Termination for Failure to Approve Budget. K12 may terminate this Agreement upon thirty (30) days written notice to the Charter School in the event that the Governing Authority materially breaches this Agreement (i) by unreasonably withholding approval of a budget or modifications to a budget or (ii) by approving a budget that materially increases the level of services required to be provided hereunder or materially increases the financial risk to K12 and the Governing Authority does not agree to amend this Agreement to reflect the increased level of services or financial risk. The Charter School is not required to approve the exact terms of a proposed budget or proposed modification to the Charter School budget as presented by K12.
     (e) Termination in the Event of Certain Changes in the Amended Charter, the Academy/Sponsor Agreement or Academy Policies K12 may terminate this Agreement upon thirty (30) days written notice to the Charter School in the event that the Charter or the Charter School/Sponsor Agreement is amended or the Governing Authority or the Sponsor adopts or amends a policy, and the effect of such amendment or policy could reasonably be determined to require K12 to increase materially the level of services required to be provided hereunder or to increase materially the financial risk to K12 arising from its performance of its obligations hereunder and in each case without agreement by the Governing Authority to amend this Agreement to reflect the increased level of services or financial risk to K12’s satisfaction. Should a decision unilaterally taken by the Governing Authority cause a material adverse change to the financial obligations of K12 under this Agreement, and after consultation with K12 an amendment to the Agreement to address such material adverse change is not made within thirty (30) days of such action by the Governing Authority, K12 shall be entitled to damages, if any, in an amount to be determined pursuant to the procedures specified in Section 12.04.
     7.02 Change in Applicable Law. If any change in Applicable Law that is enacted after the date hereof has a material adverse effect on the ability of any party to carry out its obligations under this Agreement, such party, upon written notice to the other party (which notice may be given at any time following enactment of such change in Applicable Law, whether or not such change is effective on the date of such enactment or is effective at a later date), may request renegotiation of this Agreement. Such renegotiation will be undertaken in good faith. If the parties are unable to renegotiate and agree upon revised terms within one hundred twenty (120) days after such notice of renegotiation, then this Agreement will be terminated effective at the end of the school year in which such notice was given, unless earlier termination is necessary to protect the health, welfare, or safety of students as determined by OHVA.
     7.03 Effect of Termination. Except as otherwise agreed by the parties in writing, termination or expiration does not relieve the Academy of any obligations for payments outstanding to K12 as of the date of termination or other obligations that continue upon termination as provided in this Agreement, including repayment of Service Credits as specified in Section 2.08(e).
     7.04 Non-Solicitation. The Academy hereby agrees that it will not solicit K12 employees and will refrain from hiring K12 employees without the prior approval and written consent of K12 either during the Term or for one year after termination of this Agreement. K12 hereby agrees that it will not directly solicit Academy employees and will refrain from hiring Academy employees without the prior approval and written consent of the Academy either during the Term or for one year after termination of this Agreement.
ARTICLE VIII
PROPRIETARY INFORMATION

     8.01 Academy Name.
     (a) Rights of Academy in Academy Name. K12 acknowledges and agrees that, as between K12 and its Affiliates on the one hand and the Academy on the other, the Academy owns all intellectual property rights and interests in the name of the Academy, as referenced in Exhibit 2 hereto (the “Academy Name”). K12 further acknowledges and agrees that neither it nor any of its Affiliates has any intellectual property interest or claims in or to the Academy Name.
     (b) Licenses of Academy Name. The Academy hereby grants K12 and each of its Affiliates a royalty-free, non-exclusive, non-transferable license, during the Term and for a period of thirty (30) days following the expiration or earlier termination of this Agreement, to use the Academy Name in connection with the Academy’s operations as contemplated in this Agreement. The Academy hereby grants K12 and each of its Affiliates a royalty-free, non-exclusive, non-transferable, perpetual license to use the Academy Name in electronic and written marketing materials to promote the goods and services offered by K12 or any of its Affiliates.
     (c) Limitations on Use of Academy Name by K12. K12 will use the Academy Name only as provided in this Agreement and will not alter it in any way, nor will K12 act or permit action in any way that would impair the rights of the Academy in the Academy Name. K12’s authorized use will not create any right, title or interest in or to the Academy Name on behalf of K12.
     8.02 Intellectual Property.
     (a) Rights of K12 in K12 Inc. Proprietary Materials. The Academy acknowledges and agrees that K12 has the right to sublicense from K12 Inc. to the Academy certain intellectual property rights and interests in and to K12 Inc.’s intellectual property, including but not limited to trade secrets, know-how, proprietary data, business and financial models, documents and written materials in any format, artwork, graphics, charts, software, licenses, marketing materials, website design for K12 and its Affiliates, web site design for the Academy and curricular materials (collectively, “K12 Proprietary Materials”). The Academy further acknowledges and agrees that it has no intellectual property interest or claims in the K12 Proprietary Materials and has no right to use the K12 Proprietary Materials unless expressly agreed to in writing by K12.
     (b) License of K12 Proprietary Materials. K12 hereby grants the Academy a royalty-free, non-exclusive, non-transferable sub-license, during the Term and for a period of thirty (30) days following the expiration or earlier termination of this Agreement, to use and distribute the K12 Proprietary Materials in connection with the Academy’s operations as contemplated in this Agreement. Notwithstanding the foregoing, the Academy will not be permitted (i) to modify or otherwise create, or permit third parties to modify or otherwise create, derivative works from or using the K12 Proprietary Materials, (ii) to sublicense any rights under this Section 8.02(b) without the advance written approval of K12, which approval may be withheld by K12 in its sole discretion or (iii) to frame any website owned by K12. Upon the termination of such license, the Academy will cease use of the K12 Proprietary Materials, and the Governing Authority will return all K12 Proprietary Materials to K12 promptly, including those in the possession of the Governing Authority, the Academy, teachers and school employees participating in the Academy, and students participating in the Academy, except that K12 will cause K12 Inc. to assign all rights and title in the web address “ohva.org” to the Academy within thirty (30) days following the expiration or earlier termination of this Agreement.
     (c) Rights of K12 in K12 Proprietary Marks. The Academy acknowledges and agrees that K12 has the right to sublicense from K12 Inc. to the Academy certain intellectual property rights and interests in K12 Inc.’s trademarks, service marks and trade names (including K12, K12 (& Design), trade names, trade dress, and the logo design featured in Exhibit 3 (the “Academy Logo”)) (collectively, “K12 Proprietary Marks”). The Academy further acknowledges and agrees that it has no intellectual property interest or claims in the K12 Proprietary Marks and has no right to use the K12 Proprietary Marks unless expressly agreed to in writing in advance by K12, which agreement K12 may withhold in its sole discretion.
     (d) License of K12 Proprietary Marks. K12 hereby grants the Academy a royalty-free, non-exclusive, non-transferable sub-license, during the Term and for a period of thirty (30) days following the expiration or earlier termination of this Agreement, to use the K12 Proprietary Marks relating to the Academy solely in connection with the Academy’s operations as contemplated in this Agreement. Notwithstanding the foregoing, the Academy will not be permitted to sublicense any rights under this Section 8.02(d) without the advance written approval of K12, which approval may be withheld by K12 in its sole discretion. Upon the termination of such license and the Academy will cease use of the K12 Proprietary Marks.
     (e) Limitations on Use of K12 Proprietary Materials and K12 Proprietary Marks by the Academy. The Academy will use the K12 Proprietary Materials and the K12 Proprietary Marks only as provided in this Agreement and will not alter them in any way, nor will the Academy act or permit action in any way that would impair the rights of K12 in them. The Academy’s authorized use will not create any right, title or interest in or to the K12 Proprietary Materials or the K12 Proprietary Marks. K12 will have the right to monitor the quality of the Academy’s use of the K12 Proprietary Materials and the K12 Proprietary Marks, and the Academy will notify K12 promptly in writing of any known infringement thereof. Any references to or use of the K12 Proprietary Materials or the K12 Proprietary Marks by the Academy will contain the appropriate trademark, copyright or other legal notice provided from time to time by K12 and will be subject to additional trademark usage standards developed by K12 and modified from time to time by K12 with advance notice in writing.
ARTICLE IX
INDEMNIFICATION

     9.01 Indemnification of the Academy. K12 will indemnify, defend, and save and hold the Academy and all of its employees, officers, directors, trustees, subcontractors, and agents harmless against any and all claims, demands, suits, or other forms of liability that may arise out of, or by reason of, any (a) noncompliance by K12 with any agreements, covenants, warranties, or undertakings of K12 contained in or made pursuant to this Agreement, (b) noncompliance by K12 with any applicable federal, State, or local law or regulation, court or administrative decision, (c) misrepresentation or breach of the representations and warranties of K12 contained in or made pursuant to this Agreement, and (d) action or omission by K12 or any of its employees, officers, directors, trustees, subcontractors, and agents that results in injury, death, or loss to person or property, breach of contract, or violation of statutory or common law. This indemnification includes any claim, demand, suit, or other form of liability that may arise out of, or by reason of, any alleged noncompliance by K12 with any agreements, covenants, warranties, duties, or undertakings of K12 regarding any other party with whom K12 deals, including, without limitation, employees, contractors, students, or governmental authorities. In addition, K12 will reimburse the Academy for any and all legal expenses and costs associated with the defense of any such claim, demand, or suit covered by this indemnification. The Academy agrees that it will give K12 notice within five (5) business days of any claim under this section, or as soon as reasonably practicable.
     9.02 Indemnification of K12. The Academy will indemnify, defend, and save and hold K12 and all of its employees, officers, directors, trustees, subcontractors, and agents harmless against any and all claims, demands, suits, or other forms of liability that may arise out of, or by reason of, any (a) noncompliance by the Academy with any agreements, covenants, warranties, or undertakings of the Academy contained in or made pursuant to this Agreement or the Charter, (b) noncompliance by the Academy with any applicable federal, State, or local law or regulation, court or administrative decision, (c) misrepresentation or breach of the representations and warranties of the Academy contained in or made pursuant to this Agreement or the Charter, and (d) action or omission by the Academy or any of its employees, officers, directors, trustees, subcontractors, and agents that results in injury, death, or loss to person or property, breach of contract, or violation of statutory or common law. This indemnification includes any claim, demand, suit, or other form of liability that may arise out of, or by reason of, any alleged noncompliance by the Academy with any agreements, covenants, warranties, duties, or undertakings of the Academy regarding any other party with which the Academy deals, including, without limitation, employees, contractors, students, or governmental authorities. In addition, the Academy will reimburse K12 for any and all legal expenses and costs associated with the defense of any such claim, demand, or suit covered by this indemnification. K12 agrees that it will give the Academy notice within five (5) business days of any claim under this section, or as soon as reasonably practicable.

     9.03 Relation to Dispute Resolution; Satisfied by Insurance. The indemnification requirements of this Article may be met by the purchase of insurance and shall survive termination or expiration of this Agreement.
ARTICLE X
INSURANCE
     10.01 Insurance Coverage. The Academy will initiate and maintain, at its own expense, general liability insurance, workers’ compensation coverage, and umbrella insurance coverage for Academy operations and its employees in the amounts required of the Academy by the Charter or as otherwise ordinary and customary in the circumstances. The Academy shall provide and maintain, at its own expense, insurance coverage sufficient to provide OHVA with reasonable and adequate protection relating to its operation and to comply with any applicable third party covenant.
     10.02 Workers’ Compensation Coverage. K12 will initiate and maintain workers’ compensation coverage for its employees working at or for OHVA, as required by law.
     10.03 Cooperation. All parties will comply with any information or reporting requirements required by the other party’s insurer(s), to the extent reasonably practicable.
ARTICLE XI
WARRANTIES AND REPRESENTATIONS
     11.01 Representations and Warranties of K12. K12 hereby represents and warrants to the Academy:
     (a) K12 is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Delaware.
     (b) K12 has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of K12, enforceable against K12 in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity. K12 has had adequate opportunity to review the Charter and agrees to comply with all provisions contained therein.
     11.02 Representations and Warranties of the Academy. The Academy hereby represents and warrants to K12:

     (a) The Academy is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio.
     (b) The Academy’s Charter authorizes it to operate and receive the State, Federal, and Local education funds identified in this Agreement, as well as other revenues, and otherwise vests the Academy with all powers necessary and desirable for carrying out the Education Program and other activities contemplated in this Agreement.
     (c) The Academy has the authority under Applicable Law to contract with a private entity to perform the Educational Products, Administrative Services, and all other programs and services under this Agreement and execute, deliver, and perform this Agreement, and to incur the obligations provided for under this Agreement.
     (d) The Academy has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Academy, enforceable against the Academy in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity.
     (e) The Academy has provided and will provide K12 with all authority and power necessary and proper for K12 to undertake its responsibilities, duties, and obligations provided for in this Agreement.
     (f) The Academy is not in default under the Charter and will not allow any default under the Charter during the term of this Agreement.
     (g) The Academy is not in breach or default of any loan or financial obligations, including, but not limited to, salary obligations and related benefits, payroll taxes, and leases for real and personal property.
     (h) The Educational Program has been reviewed and approved by the Governing Authority.
     (i) The Academy has no intellectual or property rights or claims in the name “K12” nor in the software of curricular materials to be utilized by K12 and will make no such claims in the future.
     11.03 Mutual Warranties. Each party to the Agreement warrants to the other that there are no pending actions, claims, suits, or proceedings, to its knowledge, threatened against it, which if adversely determined, would have a material adverse effect on its ability to perform its obligations under this Agreement.

ARTICLE XII
MISCELLANEOUS
     12.01 Sole Agreement. This Agreement supersedes and replaces any and all prior agreements and understandings between the parties.
     12.02 Force Majeure. Notwithstanding any other sections of this Agreement, no party shall be liable for any delay in performance or inability to perform due to acts of God or due to war, riot, terrorism, civil war, embargo, fire, flood, explosion, sabotage, accident, labor strike, or other acts beyond its reasonable control.
     12.03 Governing Law. The laws of the State of Ohio will govern this Agreement, its construction, and the determination of any rights, duties, and remedies of the parties arising out of or relating to this Agreement.
     12.04 Dispute Resolution. In the event of a dispute between the parties arising under or relating to this Agreement, the parties will attempt to resolve such dispute in good faith as set forth in this Section 12.04. Within five (5) business days after either party provides written notice of its desire to initiate the dispute resolution procedures set forth in this Section 12.04, a representative of each party will begin discussions to resolve such dispute and shall work together in good faith to resolve such dispute. If such dispute is not resolved within ten (10) business days after such initial notice, then either party may escalate such dispute upon written notice. Within five (5) business days after such escalation notice, a designee of K12 and a designee of the Governing Authority will begin discussions to resolve such dispute and shall work together in good faith to resolve such dispute. If such dispute is not resolved within ten (10) business days after such further escalation notice, then either party may refer the dispute to non-binding mediation upon written notice. Within ten (10) business days after such notice, the parties will convene with a professional mediator mutually agreed upon by the parties, or absent mutual agreement, a professional mediator selected through the selection procedures administered by the American Arbitration Association. Each party will cause the individuals specified herein to devote a reasonable amount of time to the dispute resolution procedures set forth in this Section 12.04 with the reasonableness of such amount to be determined in light of the common goal for such individuals to resolve such dispute within the applicable time periods set forth herein. Such individuals will attend meetings and participate in telephone conferences or video conferences as reasonably requested by either party. If the dispute is not resolved within twenty (20) business days after the first convening with a mediator as described above, either party may declare an impasse concluding the mediation process. Neither party may initiate or pursue any legal proceeding relating to a dispute arising under or relating to this Agreement until the parties have completed the dispute resolution procedures set forth in this Section 12.04 provided that nothing in this Section 12.04 shall prohibit either party from seeking or obtaining an order for injunctive relief. The dispute resolution procedures described herein will be deemed complete upon the earlier to occur of the following: (i) the parties mutually agree in writing to discontinue the dispute resolution procedures; and (ii) the relevant dispute is not resolved within the time periods provided under herein. In the event the relevant dispute is not resolved within the time periods provided here, the parties herein mutually agree to proceed to arbitration in Toledo, Ohio pursuant to the then existing rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party will bear its own costs and expenses associated with the dispute resolution procedures set forth in this Section 12.04 except that the parties will share equally any fees payable to a professional mediator or arbitrator.
     12.05 Agreement in Entirety. This Agreement constitutes the entire agreement of the parties.
     12.06 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but both of which will constitute one and the same instrument.
     12.07 Official Notices. All notices and other communications required by the terms of this Agreement will be in writing and sent to the parties hereto at the addresses set forth below (and such addresses may be changed upon proper notice to such addressees). Notice may be given by: certified or registered mail, postage prepaid, return receipt requested, (ii) facsimile (with confirmation of transmission by sender’s facsimile machine), or (iii) personal delivery. Notice will be deemed to have been given two days after mailing or on the date of personal delivery or on the date of transmission of a facsimile if on a business day during normal business hours (or, if not, the first business day). The addresses of the parties are:
For K12 Ohio L.L.C.
To:
Senior Vice President, School Management
K12 Ohio L.L.C.
2300 Corporate Park Drive, Suite 200
Herndon, VA 20171
(Fax) (703) 483-7330
With a copy to:
General Counsel
K12 Ohio L.L.C.
2300 Corporate Park Drive, Suite 200
Herndon, VA 20171
(Fax) 703-483-7496
For Ohio Virtual Academy
To:
Robin Wooddall-Klein
Root Learning Inc

1715 Indian Wood Circle
Maumee, OH 43537
With a copy to:
Renisa Dorner
Wise & Dorner, Ltd.
151 North Michigan Street, Suite 333
Toledo, OH 43624
(Fax) 419-327-4302
     12.08 Assignment. Except as otherwise provided in this section, neither party may assign or delegate any rights or duties under this Agreement without the prior written consent of the other party. Upon notice to the Governing Authority, K12 may assign or delegate its rights or duties under this Agreement to any person or entity that controls K12, is controlled by K12, or is under common control with K12 or to any successor in interest that acquires all or substantially all of the assets of K12.
     12.09 Amendment. This Agreement will not be altered, amended, modified, or supplemented except in a written document approved by the Academy and K12.
     12.10 Waiver. No waiver of any provision of this Agreement will be effective unless in writing, nor will such waiver constitute a waiver of any other provision of this Agreement, nor will such waiver constitute a continuing waiver unless otherwise expressly stated.
     12.11 Severability. The invalidity of any of the covenants, phrases, terms, conditions, provisions, or clauses in this Agreement will not affect the remaining portions of this Agreement, and this Agreement will be construed as if such invalid covenant, phrase, term, condition, provision, or clause had not been contained in this Agreement, and in a manner that most nearly conforms to the invalid provision and original intent of the parties, in a written modification. To the extent that any of the services to be provided by K12 are found to be overbroad or an invalid delegation of authority by the Academy, such services will be construed to be limited to the extent necessary to make the services valid and binding.
     12.12 Successors and Assigns. Except as limited by Section 12.08 above, this Agreement will be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.
     12.13 No Third Party Rights. This Agreement is made for the sole benefit of the Academy and K12. Nothing in this Agreement will create or be deemed to create a relationship between the parties to this Agreement, or any of them, and any third person, including a relationship in the nature of a third party beneficiary or fiduciary.
     12.14 Survival of Termination. All representations, warranties, and indemnities made in this Agreement will survive termination of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

OHIO VIRTUAL ACADEMY INC., an Ohio nonprofit corporation

By:	/s/

Its:	vp of board

K12 OHIO L.L.C., a Delaware limited liability company

By:	/s/

Its:

Addendum
K12 Services for and on behalf of
the Ohio Virtual Academy
     The list of services below provides an indication of the nature and type of services that K12 is prepared to provide to the Academy. K12 and OHVA will work together to ensure that the services provided fit with the particular priorities and needs of the Academy and to ensure that the services are adapted over time to conform to the changing issues and needs of the Academy.
Educational Services
     Student Account Management System
•	Research, study, and select a Web-based student information system to handle student records, grades, attendance, registration, enrollment, health, and other necessary information

•	Set up and maintain student information and accounting systems

•	Provide electronic security of student records (through the use of encryption, firewalls, etc.

•	Prepare for, supervise, and implement all system roll-overs at the end of each academic year

•	Maintain and improve SAMS to meet evolving student and teacher requirements

•	Design and implement systems in support of student performance research and analysis
Administrative Services
Human Resources
•	Place ads for administration, teacher, and staff recruiting

•	Arrange for recruiting sites for teaching staff interviews across the state

•	Review and sort resumes

•	Assemble interview team

•	Conduct interviewing across the state (including second- and third-round, if necessary)

•	Correspond with applicants regarding the status of their applications

•	Check references / certification / background checks of finalists

•	Prepare employment agreements on behalf of the Governing Authority

•	Negotiate and secure benefits for health, retirement, etc. for teachers on the Academy’s behalf

•	Manage employee benefits for the Academy
Financial
•	Assist in obtaining third party financing as agreed to by the Governing Authority

•	Hire and train the Academy’s Business Manager

•	Set up and maintain accounting and reporting software

•	Maintain the Academy’s chart of accounts according to state guidelines

•	Prepare annual budget for adoption by the Governing Authority

•	Perform accounting services for the Academy

•	Manage employee benefits for the Academy

•	Assist with the administration of federal entitlement programs (e.g., Title I, I.D.E.A.)

•	Assist in identifying and developing fundraising and revenue enhancements on behalf of the Academy

•	Administer school payroll

•	Establish and implement policies and procedures to maintain proper internal controls

•	Assist and coordinate in third-party audit of the Academy
Facility
•	Research and identify a location for the Academy’s administrative space

•	Negotiate a lease for the Academy’s administrative facility

•	Arrange for the remodeling of space for office and training needs, as needed

•	Arrange for the wiring of the space for network

•	Arrange for the set-up of the network

•	Arrange for the installation of PBX phone system
Administration
•	Hire Head of School, Assistant Head of School (as needed), Director of Technology (as needed), Director of Special Education, Business Manager, and other administrators, as needed

•	Draft and propose policies and procedures for the Academy

•	Enter student data into the Academy’s student information system and generate administrative reports

•	Plan, arrange, and lead school orientation sessions

•	Arrange contracts with school districts, education services centers, and professional service providers for special education and other support services

•	Manage day-to-day operations with families, students, teachers, Governing Authority, press, vendors, contractors, districts, education service centers, etc.

•	Oversee compliance with the school’s policies and procedures

•	Report to the Governing Authority all significant developments in the school

•	Manage budgets, personnel, and human resources issues

•	Develop strategic plan for school development (including year-end transitions and addition of new grades) in consultation with the Governing Authority

•	Work with families to improve the quality of the school’s program

•	Prepare the school to meet reporting and audit requirements

•	Prepare the school for the accreditation process

•	Represent the school at conferences, Open Houses, and other meetings

•	Work with school staff to create, design, and arrange for the publication and dissemination the Academy’s annual report

•	Participate in Academy Governing Authority meetings in a nonvoting capacity

•	Arrange for and attend meetings with individuals and groups interested in the Academy

•	Develop community outreach strategy and connect with local organizations (e.g., YMCA’s, Boys & Girls Clubs)

•	Work regularly with the administration to develop HR policies, bonus plans, and strategic plans for staffing, development, and growth

•	Participate in the charter renewal process with the Governing Authority, as needed
Admissions, Enrollment, and Pupil Recruitment
•	Create, design, and publish OHVA applications and enrollment packages and make them available on the web site for downloading

•	Answer enrollment questions from potential families (phone, mail, and e-mail) and assist the school in managing the enrollment process, including the processing of paperwork, data entry, and training and security in the process

•	Send out letters or notices to families apprising them of their status in the school’s enrollment process, in conjunction with the school’s administration

•	Work with the school to conduct a random lottery, by grade, if there are more applicants than slots available

•	Assist with “getting out the word” about the school and its Open Houses and other events via mail, e-mail, newspapers, magazines, journals, radio, television, community forums, town hall meetings, and other forms of communication and outreach

•	Assist with the drafting and distribution of Academy press releases

•	Schedule, organize, ship all materials to, and participate in Open Houses for families across the state

•	Assist the Academy staff in other aspects of the admissions and enrollment process
Family Services
•	Field and respond to incoming calls, letters, faxes, and e-mails about the Academy, its curriculum, the application/enrollment process, instructional materials, etc.

•	Pass along questions and concerns to the administration and work with them in resolving issues

•	Conduct focus groups, surveys, interviews, observation sessions, and/or user testing on the online school program to obtain feedback on how to improve the program

•	Create “feedback buttons” on lessons so that students, parents, and teachers may send in lesson comments and suggestions; respond to suggestions and implement improvements

•	Assist the Academy with setting up the Open Houses and school outings and events throughout the year

•	Assist with setting up and implementing special education policies, procedures, and services for children with special needs

•	Conduct exit interviews for those who withdraw in order to learn more about how to improve the program for families
Logistics
•	Arrange for the negotiation, selection, contracting, distribution, leasing, and re-shipment or return (as necessary) of computers and printers for students, administrators, and teachers

•	Arrange for the negotiation, selection, contracting, rollout, and reimbursement process (as needed) for Internet Service Provider (ISP) service for students, administrators, and teachers

•	Arrange for the negotiation, selection, contracting, distribution, and re-shipment or return (as necessary) of instructional materials for students, administrators, and teachers

•	Create, design, and deliver virtual school binders to Academy teachers and administrators

•	Set up and disseminate K12 login and password accounts to students, teachers, and administrators and manage changes to those accounts
Teacher Training and Professional Development
•	Produce, design, and disseminate a teacher training manual to all OHVA teachers, and an administrator manual for all OHVA administrators, as needed

•	Design and deliver comprehensive teacher training on the school’s curriculum, technological systems, policies and procedures, and more

•	Complete and mail a parent manual and/or student handbook which includes a starting kit for logging onto the system

•	Design and deliver orientation sessions with the school administration, including curriculum, technological systems, policies and procedures, and more

•	Support teachers as they connect with families via email and phone in the days leading up to launch and throughout the school year

•	Work with the OHVA administration to address the continuing professional development needs of the staff
Design Team
•	Design and continually revise and refresh the look and feel of the OHVA web site

•	Design and create teacher, administrator, and student recruitment ads

•	Design and create school recruitment materials

•	Design and create school letterhead, cards, and logos

•	Design and create school application and enrollment forms

•	Design, create, and code teacher web pages, school calendars, threaded discussion groups, message boards, and other community-building aspects of the OHVA web site

•	Test and ensure the quality and functionality of each web page and link on the OHVA web site

•	Proof the quality of all new images and text for the OHVA web site

•	Test and ensure the security of all password-protected sections of the school web site

Sourcing and Procurement
•	Identify and source all curriculum and assessment materials necessary for the educational program

•	Identify the requirements and software to meet the computing needs of OHVA students, teachers, and administrators

•	Negotiate a distribution agreement with the Academy’s school supply vendors

•	Negotiate a distribution agreement with the Academy’s curriculum providers

•	Negotiate a distribution agreement with the Academy’s computer, printer, ISP and software vendors

•	Negotiate agreements with the Academy’s professional service providers and testing centers for proctored examinations
Technology Services
•	Support teachers and customer care associates in answering technology-related questions from students, parents, teachers, and administrators

•	Install software to generate master image of computer configurations for teachers, administrators, and students in order to standardize the user experience and lower costs and turn-around time for implementation and trouble shooting

•	Ensure electronic security of student records (through the use of encryption, firewalls, etc.)

•	Provide a Web-filtering device to ensure that students do not have access to inappropriate materials on the Internet

•	Prepare for, supervise, and implement all system roll-overs at the end of each academic year

•	Work with the school’s Business Manger to send invoices to the appropriate state, local, and federal entities and contractors

•	Assist with local, state, and federal reporting requirements

•	Assist the school for audits related to attendance and other subjects

•	Design and implement inventory management systems with the school’s distribution and hardware vendors, as well as reclamation programs, as needed

•	Support and design the school’s accounting system as it connects with all other systems

•	Provide online enrollment, registration and placement services

•	Provide school email accounts for school employees

•	Provide customer care and technology support services on OLS, computer and software issues
Project Management
•	Oversee changes to the OHVA web site to maintain quality assurance and make sure that there are not “version control” problems

•	Coordinate security, creative, and content issues pertaining to the web site

•	Coordinate Web hosting contracts and relationships with vendors across Ohio, as needed

•	Handle troubleshooting issues for the school’s web site and send issues to the appropriate person or division for resolution

Exhibit 1
K12 2006-2007 Course Offerings
The following Products and Services are available for the 2006-2007 school year. For the balance of the term of the Agreement such products or equivalent substitutes will be made available.

Grades K-8
Language Arts, Math, History, Science, Art and Music
High School
Apex	Algebra II
American History
AP Calculus AB
AP English Language and Composition
AP English Literature and Composition
AP French
AP Macroeconomics (1 Semester)
AP Microeconomics (1 Semester)
AP Physics B
AP Psychology (1 Semester)
AP Spanish
AP Statistics
AP U.S. Government and Politics (1 Semester)
AP® Biology
AP® Chemistry
AP® U.S. History
Chemistry
English II: Critical Reading and Effective Writing
English III: American Literature
Health and Physical Education
Introductory Physical Science
Math Fundamentals
Music Appreciation
Physical Education (1 Semester)
Skills for Health (1 Semester)
U.S. and Global Economics (1 Semester)
U.S. Government and Politics (1 Semester)
World History

K12	Algebra I
Biology
Earth Science
Geometry
Literary Analysis and Composition I
Pre-Algebra B

Keystone	Fine Art

Powerglide	French I
French II
German I
German II
Latin
Spanish I
Spanish II

Exhibit 2
Academy Name
Ohio Virtual Academy

Exhibit 3
K12 Trade Names, Trade Dress and Logo Design